Exhibit 2.1

CALIBURN HOLDINGS LLC

FORM OF

REORGANIZATION AGREEMENT

by and among

CALIBURN INTERNATIONAL CORPORATION,

CALIBURN HOLDINGS LLC

AND

THE OTHER PARTIES NAMED HEREIN

DATED AS OF                 , 2018

REORGANIZATION AGREEMENT

This REORGANIZATION AGREEMENT (as amended, supplemented or restated from time to time, this “Agreement”) is entered into as of             , 2018, by and among (i) Caliburn International Corporation, a corporation organized and existing under the laws of the State of Delaware (“Caliburn”), (ii) Caliburn Holdings LLC, a Delaware limited liability company (the “Company”), (iii) Intermediate Janus Holdings, LLC (“Intermediate Janus”), (iv) Janus Blocker Corporation (“Janus Blocker”), (v) DC Capital Partners Fund II GP, LLC (“GP”), (vi) DC Capital Partners Fund II, L.P. (“DC Capital Fund II”), (vii)             , a corporation organized and existing under the laws of the State of Delaware (“Merger Sub”), (viii) DC Capital Partners Fund II (Cayman), L.P. (“DC Capital Fund II Cayman”) and (ix) the Members (as defined below).

RECITALS

WHEREAS, the Board of Directors of Caliburn (the “Board”) and the Board of Managers of the Company have determined to effect an underwritten initial public offering (the “IPO”) of Caliburn’s Class A Common Stock (as defined below);

WHEREAS, the parties hereto desire to effect the Reorganization Transactions (as defined below) in contemplation of the IPO; and

WHEREAS, in connection with the consummation of the Reorganization Transactions and the IPO, the applicable parties hereto intend to enter into the Reorganization Documents (as defined below).

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Act” means the Delaware Limited Liability Company Act, Title 6, §§ 18-101, et seq., and any successor statute, as amended from time to time.

“Business Day” means a day, other than Saturday, Sunday or other day on which banks located in New York City, New York are authorized or required by law to close.

“Class A Common Stock” means Class A Common Stock, par value $0.01 per share, of Caliburn, having the rights set forth in the Amended and Restated Certificate of Incorporation of Caliburn.

“Class B Common Stock” means Class B Common Stock, par value $0.001 per share, of Caliburn, having the rights set forth in the Amended and Restated Certificate of Incorporation of Caliburn.

“Common Units” means the Units designated as Common Units under the Company LLC Agreement.

“Continuing LLC Owners” means all Members of the Company (other than Caliburn), who hold Existing Units as of immediately prior to the consummation of the Reorganization Transactions and who continue to hold Units as of immediately following the consummation of the Reorganization Transactions.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Existing Company LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company effective as of August 14, 2018, as amended through the date hereof.

“Existing Members” means the Members of the Company as of the date hereof as set forth in Schedule I hereto.

“Form 8-A Effective Time” means the date and time on which the Form 8-A Registration Statement becomes effective, which will occur after the Pricing, on such date and at such time as determined by Caliburn.

“Form 8-A Registration Statement” means the registration statement on Form 8-A filed by Caliburn under the Exchange Act with the SEC to register the Class A Common Stock.

“IPO Closing” means the initial closing of the sale of the Class A Common Stock in the IPO.

“Member” means a “Member” of the Company, as such term is defined in the Existing Company LLC Agreement.

“Person” means any individual, a corporation, a partnership, a limited liability company, a trust, an incorporated or unincorporated association, a joint venture, a joint stock company or any other entity or body.

“Pricing” means such date and time as the Board determines to price the IPO.

“Reorganization Documents” means this Agreement and each of the documents attached as an Exhibit hereto and all other agreements and documents entered into in connection with the Reorganization Transactions.

“Reorganization Parties” means the Company, GP, DC Capital Fund II, DC Capital Fund II Cayman and the Members.

“SEC” means the Securities and Exchange Commission.

“Unit” means a portion of the interest of a member in the Company, including any and all benefits to which such Member may be entitled to under the Act and in the Company LLC Agreement, together with all obligations of such Member to comply with the terms and provisions of the Company LLC Agreement.

Section 1.2 Terms Defined Elsewhere in this Agreement. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Amended and Restated Certificate of Incorporation	2.1(a)(i)
Board	Recitals
Caliburn	Preamble
Caliburn Certificate of Merger	2.1(i)
Caliburn Effective Time	2.1(i)
Caliburn Merger	2.1(i)
Caliburn Surviving Corporation	2.1(i)
Class B Common Stock Purchase Price	2.1(h)
Common Units Purchase Price	2.1(g)
Company	Preamble

Company LLC Agreement	2.1(c)
Continuing LLC Owner Tax Receivable Agreement	2.1(k)(iii)
DC Capital Fund II	Preamble
DGCL	2.1(d)(ii)
e-mail	4.3
Exchange Agreement	2.1(k)(i)
GP	Preamble
Investor	2.1(b)
IPO	Recitals
Janus Blocker	Preamble
Janus Blocker Merger	2.1(e)(ii)
Janus Blocker Certificate of Merger Janus Blocker Effective Time	2.1(e)(ii) 2.1(e)(ii)
Janus Blocker Surviving Corporation	2.1(e)(ii)
Merger Sub	Recitals
Purchased Units	2.1(f)
Reorganization Transactions	2.1
Registration Rights Agreement	2.1(k)(ii)
Selling Members	2.1(c)
Stockholders Agreement	2.1(k)(v)

Section 1.3 Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit or Schedule, but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE II

THE REORGANIZATION

Section 2.1 Transactions. Subject to the terms and conditions hereinafter set forth, and on the basis of and in reliance upon the representations, warranties, covenants and agreements set forth herein, the parties hereto shall take the actions described in this Section 2.1 (each, a “Reorganization Transaction” and, collectively, the “Reorganization Transactions”):

(a) On or prior to the Pricing, the applicable parties shall take the actions set forth below (or cause such actions to take place):

(i) Amend and Restate Caliburn Certificate of Incorporation. Caliburn shall adopt and file with the Secretary of State of the State of Delaware an amended and restated certificate of incorporation of Caliburn, in the form attached hereto as Exhibit A (the “Amended and Restated Certificate of Incorporation”).

(ii) Amend and Restate Caliburn Bylaws. The Board shall adopt amended and restated by-laws of Caliburn in the form attached hereto as Exhibit B.

(b) Forgiveness of Promissory Note. The Company shall forgive all obligations owed by Michael Baker Class I Holdings, LLC (the “Investor”) to the Company under that certain Promissory Note, dated as of August 14, 2018, made by the Investor for the benefit of the Company, including the obligation to pay to the Company the unpaid principal balance and all interest accrued thereunder.

(c) Reclassification and Amendment and Restatement of the Company LLC Agreement. Immediately after the Pricing, the Company and the Existing Members have agreed to (i) amend and restate its limited liability company agreement in the form attached hereto as Exhibit C (the “Company LLC Agreement”) so that, among other things, (x) Caliburn shall become the sole managing member of the Company and (y) the Class A Units, the Class AA Units (and the members previously holding Class AA Units, the “Selling Members”), the Class C Units, the Class E Units and the Class G Units (each as defined in the Existing Company LLC Agreement) outstanding immediately prior to the effectiveness of the Company LLC Agreement shall be reclassified into Common Units of the Company.

(d) Formation of Merger Sub. Immediately prior to the execution of this Agreement, Caliburn formed Merger Sub, as its wholly-owned subsidiary, in order to effectuate the Janus Blocker Merger described in Section 2.1(e)(ii).

(e) Immediately following the adoption of the Company LLC Agreement pursuant to Section 2.1(b), the applicable parties shall take the actions set forth below (or cause such actions to take place):

(i) Intermediate Janus Distributions. Intermediate Janus shall distribute to Janus Blocker, DC Capital Fund II and the GP in accordance with the Limited Liability Company Agreement of Intermediate Janus the Common Units held by Intermediate Janus. Following receipt of the Common Units from Intermediate Janus, each of Janus Blocker, DC Capital Fund II and the GP shall automatically be deemed to be a member of the Company.

(ii) Janus Blocker Merger. Following the completion of the actions described in Section 2.1(e)(i), substantially concurrently with the IPO Closing, Merger Sub shall merge with and into Janus Blocker (the “Janus Blocker Merger”).

(A)

The respective boards of directors of Merger Sub and Janus Blocker have, on the terms and subject to the conditions set forth in this Agreement, (x) determined that the Janus Blocker Merger is fair to, and in the best interest of, each corporation and its respective stockholders, and declared that the Janus Blocker Merger is advisable, (y) authorized and approved this Agreement, the Janus Blocker Merger and the consummation of the transactions contemplated hereby and (z) recommended acceptance of the Janus Blocker Merger and adoption of this Agreement by its respective stockholders, in accordance with the Delaware General Corporation Law, as amended (the “DGCL”).

(B)	(1) Merger Sub and Janus Blocker shall duly prepare, execute, acknowledge and file at the IPO Closing a certificate of merger substantially the form of Exhibit D hereto (the “Janus Blocker

Certificate of Merger”) in accordance with Section 251 of the DGCL that shall be filed with the Secretary of the State of Delaware at such time and in accordance with the provisions of the DGCL. The Janus Blocker Merger shall become effective upon the filing of the Janus Blocker Certificate of Merger (or at such later time set forth in the Janus Blocker Certificate of Merger as shall be agreed to by Merger Sub and Janus Blocker). The date and time when the Janus Blocker Merger shall become effective is hereinafter referred to as the “Janus Blocker Effective Time”.

(2) On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Janus Blocker Effective Time, Merger Sub shall be merged with and into Janus Blocker, and the separate corporate existence of Merger Sub shall cease, and Janus Blocker shall continue as the surviving corporation under the laws of the State of Delaware (the “Janus Blocker Surviving Corporation”).

(3) From and after the Janus Blocker Effective Time, the Janus Blocker Merger shall have the effects set forth in Section 259(a) of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Janus Blocker Effective Time, all the rights, privileges, powers and franchises of a public and private nature of Janus Blocker and Merger Sub shall vest in the Janus Blocker Surviving Corporation, and all restrictions, disabilities and duties of Janus Blocker and Merger Sub shall become restrictions, disabilities and duties of the Janus Blocker Surviving Corporation.

(C)

(1) At the Janus Blocker Effective Time and without any further action on the part of Janus Blocker or Merger Sub, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Janus Blocker Effective Time, shall be the certificate of incorporation of the Janus Blocker Surviving Corporation as of the Janus Blocker Effective Time, until duly amended in accordance with applicable law.

(2) At the Janus Blocker Effective Time and without any further action on the part of Janus Blocker or Merger Sub, the by-laws of Merger Sub, as in effect immediately prior to the Janus Blocker Effective Time, shall be the by-laws of the Janus Blocker Surviving Corporation as of the Janus Blocker Effective Time, until duly amended in accordance with applicable Law.

(D)

At the Janus Blocker Effective Time, the directors of Merger Sub immediately prior to the Janus Blocker Effective Time shall be the directors of the Janus Blocker Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the certificate of incorporation and by-laws of the Janus Blocker Surviving Corporation. At the Janus Blocker Effective Time, the officers of Janus Blocker immediately prior to the Janus Blocker Effective Time shall be officers of the Janus Blocker Surviving Corporation, each of such officers to hold office, subject to the applicable provisions of the certificate of incorporation and by-laws of the Janus Blocker Surviving Corporation.

(E)	At the Janus Blocker Effective Time, by virtue of the Janus Blocker Merger and without any action on the part of any party, all of the issued and outstanding shares of Janus Blocker common stock immediately prior to the Janus Blocker Effective Time and all rights in respect thereof shall, by virtue of the Janus Blocker Merger and without any action on the part of DC Capital Fund II Cayman, forthwith cease to exist and be converted into and represent the right to receive, at the IPO Closing, an aggregate number of shares of Class A Common Stock equal to the number of Common Units held by Janus Blocker immediately prior to the Janus Blocker Effective Time.

(f) Purchase of Common Units from the Class AA Members. Substantially concurrently with the IPO Closing, the Selling Members shall sell and transfer the Common Units they hold in the Company as a result of the actions described in Section 2.1(c) (the “Purchased Units”) and Caliburn shall purchase and receive from the Selling Members the Purchased Units. As consideration for such purchase and sale, immediately following and only upon the occurrence of the IPO Closing, each Selling Member shall receive the amount set forth opposite its name on Schedule II hereto, by wire transfer to a bank account to be provided by each such Selling Member prior to the IPO Closing from the proceeds Caliburn receives at the IPO Closing from the sale of Class A Common Stock.

(g) Subscription by Caliburn of Company Units. Substantially concurrently with the IPO Closing, Caliburn shall (i) subscribe for and purchase from the Company              newly issued Common Units of the Company for an aggregate subscription price of $             (the “Common Units Subscription Price”) and (ii) execute the Company LLC Agreement and become a member of the Company as contemplated thereby. Caliburn shall pay the Common Units Subscription Price immediately following and only upon the occurrence of the IPO Closing by wire transfer to a bank account to be provided by the Company prior to the IPO Closing from the proceeds Caliburn receives at the IPO Closing from the sale of Class A Common Stock.

(h) Subscription by the Continuing LLC Owners. Substantially concurrently with the IPO Closing, Caliburn and the Company hereby agree the Company shall purchase a number of shares of Class B Common Stock equal to the aggregate number of Common Units held by the Continuing LLC Owners for a purchase price of $0.001 per share from Caliburn (the “Class B Common Stock Purchase Price”). Caliburn and the Company hereby agree that the Class B Common Stock Purchase Price shall be set-off against the Common Units Subscription Price. Promptly thereafter, the Company shall distribute one share of Class B Common Stock in respect of each Common Unit held by a Person (other than Caliburn), such that after such distribution, each Continuing LLC Owner shall hold a number of shares of Class B Common Stock equal to the number of Common Units held by such Person.

(i) Janus Blocker Surviving Corporation Merger.

(j) Promptly after the IPO Closing, Janus Blocker Surviving Corporation, as a wholly-owned subsidiary of Caliburn after the Effective Time, shall merge with and into Caliburn in accordance with Section 253 of the DGCL (the “Janus Blocker Surviving Corporation Merger”).

(ii) (A) Promptly after the IPO Closing, Caliburn and Janus Blocker Surviving Corporation shall duly prepare, execute and acknowledge a certificate of merger substantially the form of Exhibit E hereto (the “Janus Blocker Surviving Corporation Certificate of Merger”) in accordance with Section 253 of the DGCL that shall be filed with the Secretary of the State of Delaware at such time and in accordance with the provisions of the DGCL. The Caliburn Merger shall become effective upon the filing of the Janus Blocker Surviving Corporation Certificate of Merger (or at such later time set forth in the Janus Blocker Surviving Corporation Certificate of Merger as shall be determined by Caliburn). The date and time when the Janus Blocker Merger shall become effective is hereinafter referred to as the “Janus Blocker Surviving Corporation Merger Effective Time”.

(B) On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Janus Blocker Surviving Corporation Merger Effective Time, Janus Blocker Surviving Corporation shall be merged with and into Caliburn, and the separate corporate existence of Janus Blocker Surviving Corporation shall cease.

(C) From and after the Janus Blocker Surviving Corporation Merger Effective Time, the Janus Blocker Surviving Corporation Merger shall have the effects set forth in Section 259(a) of the DGCL.

(k) Other Agreements.

(i) The Company, Caliburn and the Members shall enter into an Exchange Agreement in the form attached hereto as Exhibit F (the “Exchange Agreement”), whereby pursuant to the terms and conditions thereof, each such Member shall be permitted to exchange with the Company its Class B Common Stock for shares of Class A Common Stock.

(ii) Each of the Reorganization Parties shall enter into the Registration Rights Agreement with Caliburn in the form attached hereto as Exhibit G (the “Registration Rights Agreement”).

(iii) Caliburn and each of the Continuing LLC Owners shall enter into a Tax Receivable Agreement in the form attached hereto as Exhibit H (the “Continuing LLC Owner Tax Receivable Agreement”).

(iv) The Termination Agreement in the form attached hereto as Exhibit I (the “Termination Agreement”) shall have been entered by the parties thereto.

(v) Caliburn and the stockholders identified therein shall enter into a Stockholders Agreement in the form attached hereto as Exhibit J (the “Stockholders Agreement”)

Section 2.2 Consent to Reorganization Transactions.

(a) Each of the parties hereto hereby acknowledges, agrees and consents to all of the Reorganization Transactions. Each of the parties hereto shall take all reasonable action necessary or appropriate in order to effect, or cause to be effected, to the extent within its control, each of the Reorganization Transactions.

(b) The parties hereto shall deliver to each other, as applicable, prior to or at the Form 8-A Effective Time, each of the Reorganization Documents to which it is a party, together with any other documents and instruments necessary or appropriate to be delivered in connection with the Reorganization Transactions.

Section 2.3 No Liabilities in Event of Termination; Certain Covenants.

(a) In the event that the IPO is abandoned or, unless Caliburn and the Company otherwise agree, the IPO Closing has not occurred by the tenth (10th) Business Day following the date of this Agreement, (i) this Agreement shall automatically terminate and be of no further force or effect except for this Section 2.3 and Article IV and (ii) there shall be no liability on the part of any of the parties hereto.

(b) In the event that this Agreement is terminated, pursuant to Section 2.3(a) or otherwise, for any reason after the consummation of any of the Reorganization Transactions, but prior to the consummation of all of the Reorganization Transactions, the parties agree, as applicable, to cooperate and work in good faith to execute and deliver such agreements and consents and amend such documents and to effect such transactions or actions as may be necessary to re-establish the rights, preferences and privileges that the parties hereto had prior to the consummation of the Reorganization Transactions, or any part thereof, including, without limitation, voting any and all securities owned by such party in favor of any amendment to any organizational document and in favor of any transaction or action necessary to re-establish such rights, powers and privileges and causing to be filed all necessary documents with any governmental authority necessary to reestablish such rights, preferences and privileges (it being understood and agreed that if such termination occurs subsequent to the effectiveness of the Company LLC Agreement, the parties agree to amend the Company LLC Agreement so that the governance, transfer restrictions, liquidity rights and other related provisions therein correspond in all substantive respects with the provisions contained in the Existing Company LLC Agreement as in effect on the date hereof).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties. Each party hereto hereby represents and warrants to all of the other parties hereto as follows:

(a) The execution, delivery and performance by such party of the applicable Reorganization Documents, to the extent a party thereto, has been or prior to the Form 8-A Effective Time will be duly authorized by all necessary action. Such party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation;

(b) Such party has or prior to the Form 8-A Effective Time will have the requisite power, authority and legal right to execute and deliver this Agreement and each of the Reorganization Documents, to the extent a party thereto, and to consummate the transactions contemplated hereby and thereby, as the case may be;

(c) This Agreement and each of the Reorganization Documents to which it is a party have been (or when executed will be) duly executed and delivered by such party and constitute the legal, valid and binding obligations of such party, enforceable against such party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing; and

(d) Neither the execution, delivery and performance by such party of this Agreement and the applicable Reorganization Documents, to the extent a party thereto, nor the consummation by such party of the transactions contemplated hereby or thereby, nor compliance by such party with the terms and provisions hereof or thereof, will, directly or indirectly (with or without notice or lapse of time or both), (i) if such party is not an individual, contravene or conflict with, or result in a breach or termination of, or constitute a default under (or with notice or lapse of time or both, result in the breach or termination of or constitute a default under) the organizational documents of such party, (ii) constitute a violation by such party of any existing requirement of law applicable to such party or any of its properties, rights or assets or (iii) require the consent or approval of any Person, except, in the case of clauses (ii) and (iii), as would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of such party to consummate the transactions contemplated by this Agreement and the applicable Reorganization Documents, to the extent a party thereto.

Section 3.2 Representations and Warranties of the Selling Members. Each of the Selling Members hereby represents and warrants to Caliburn that such Selling Member will have good and valid title to the Purchased Units free and clear of all liens, and is the record and beneficial owner thereof. All of the Purchased Units were acquired from third parties or the Company in compliance with applicable law. There is no outstanding contract with any Person to purchase, redeem or otherwise acquire the Purchased Units.

Section 3.3 Representations and Warranties of the Members. Each Member that is a party hereto hereby represents and warrants to the Company and to Caliburn as follows

(a) Member is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended.

(b) Member represents that, to the extent it has any questions with respect to its status as an accredited investor, or the application of the investment limits, it has sought professional advice.

(c) Member has had an opportunity (which opportunity may have presented through online chat or commentary functions) to discuss Caliburn’s business, management and financial affairs with managers, officers and management of Caliburn and has had the opportunity to review Caliburn’s operations and facilities, as applicable. Member has also had the opportunity to ask questions of and receive answers from Caliburn and its management regarding the terms and conditions of this investment. Member acknowledges that except as set forth herein, no representations or warranties have been made to Member, or to Member’s advisors or representatives, by Caliburn or the Company or others with respect to the business or prospects of Caliburn or its financial condition.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Amendments and Waivers. This Agreement (including each Exhibit hereto, but only prior to the effectiveness of such Exhibit) may be modified, amended or waived only with the written approval of each and all of the parties hereto.

Section 4.2 Successors and Assigns; Third Party Beneficiaries. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

Section 4.2 Successors and Assigns; Third Party Beneficiaries. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

Section 4.3 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received by non-automated response). All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt. All such notices, requests and other communications to any party hereunder shall be given to such party as follows:

(a)	If to Caliburn/ Merger Sub, to:

Caliburn International Corporation

10701 Parkridge Boulevard, Suite 200

Reston, Virginia 20191

Attention:

Email:

(b)	If to the Company, to:

Caliburn Holdings LLC

10701 Parkridge Boulevard, Suite 200

Reston, Virginia 20191

Attention:

Email:

(c)	If to Intermediate Janus, to:

Attention:

Email:

(d)	If to Janus Blocker, to:

Attention:

Email:

(e)	If to GP, to:

Attention:

Email:

(f)	If to DC Capital Fund II, to:

Attention:

Email:

(g)	If to Merger Sub, to:

Attention:

Email:

(h)	If to DC Capital Fund II Cayman, to:

Attention:

Email:

In each case of (a), (b), (c), (d), (e), (f), (g) and (h) with copies to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Kenneth Suh, Colin J. Diamond and F. Holt Goddard

Email: kenneth.suh@whitecase.com; colin.diamond@whitecase.com; holt.goddard@whitecase.com

(i) If to any Member, to the address and other contact information set forth in the records of Company from time to time.

Section 4.4 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

Section 4.5 Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, together with the Reorganization Documents, as applicable, embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

Section 4.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law rules of such State that would result in the application of the laws of a jurisdiction other than the State of Delaware.

Section 4.7 Waiver of Jury Trial; Consent to Jurisdiction. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT. Each party hereby submits to the exclusive jurisdiction of the federal courts located in the State of Delaware or the Delaware Court of Chancery for the purpose of adjudicating any dispute arising hereunder. Each party hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court any objection to such jurisdiction, whether on the grounds of hardship, inconvenient forum or otherwise. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 4.3 shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction in this Section 4.7.

Section 4.8 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herby be consummated as originally contemplated to the fullest extent possible.

Section 4.9 Specific Enforcement. The parties hereto acknowledge that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

Section 4.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Reorganization Agreement as of the date first above written.

CALIBURN INTERNATIONAL CORPORATION

By:
Name:
Tittle:

CALIBURN HOLDINGS LLC

By:
Name:
Tittle:

INTERMEDIATE JANUS HOLDINGS, LLC

By:
Name:
Tittle:

JANUS BLOCKER CORPORATION

By:
Name:
Tittle:

DC CAPITAL PARTNERS FUND II, L.P.

By:
Name:
Tittle:

[GP]

By:
Name:
Tittle:

CLASS AA MEMBERS

MICHAEL BAKER CLASS I HOLDINGS, LLC

By:
Name:
Tittle:

By:
Name:	Thomas J. Campbell

By:
Name:	T. Gail Dady

By:
Name:	Douglas T. Lake, Jr.

By:
Name:	Andrew Campbell

CLASS A MEMBERS

INTERMEDIATE JANUS HOLDINGS, LLC

By:
Name:
Tittle:

CLASS C MEMBER

MICHAEL BAKER INTERNATIONAL, LLC

By:
Name:
Tittle:

CLASS E MEMBER

GLADIATOR OPCO, LLC

By:
Name:
Tittle:

Exhibit A

Amended and Restated Certificate of Incorporation

[See attached]

Exhibit B

By-laws of Caliburn

[See attached]

Exhibit C

Company LLC Agreement

[See attached]

Exhibit D

Janus Blocker Certificate of Merger

[See attached]

Exhibit E

Caliburn Certificate of Merger

[See attached]

Exhibit F

Exchange Agreement

[See attached]

Exhibit G

Registration Rights Agreement

[See attached]

Exhibit H

Continuing LLC Owner Tax Receivable Agreement

[See attached]

Exhibit I

Termination Agreement

[See attached]

Schedule J

[To come]

Schedule II

[To come]